Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Announces the Launch of Term Loan Amendment

OVERLAND PARK, Kan., January 24, 2017 — YRC Worldwide Inc. (NASDAQ: YRCW) announced that it has launched an amendment to its Term Loan Credit Agreement including an adjustment to the leverage ratio covenant from the first quarter of 2017 through the fourth quarter of 2018.

“Since 2011, we have made strides to strengthen our Company, including significantly improving Adjusted EBITDA and operating cash flow while reinvesting back into the business and reducing debt to the lowest level in more than a decade,” said James Welch, chief executive officer of YRC Worldwide. “However, over the past few years the less-than-truckload sector has seen tonnage decline and lower fuel surcharge revenue from falling diesel prices. We have remained in compliance with the leverage ratio covenant since the inception of the term loan and we are launching the amendment to take uncertainty out of the market regarding our expected ongoing compliance. Preliminary financial results are being released as a step in the amendment process and we look forward to discussing them in greater detail on our fourth quarter earnings conference call. We appreciate the support of our lenders and expect to continue executing our plan to strengthen the Company,” concluded Welch.

For the three months ended December 31, 2016, YRC Worldwide Inc. anticipates reporting consolidated operating revenue of approximately $1.143 billion to $1.153 billion and consolidated operating income of approximately $10 million to $20 million. The Company also anticipates reporting Adjusted EBITDA of approximately $53 million to $63 million and a total debt balance of approximately $1.010 billion which reflects a $40.5 million pay down of the term loan in fourth quarter 2016.

For the year ended December 31, 2016, the Company anticipates reporting consolidated operating revenue of approximately $4.692 billion to $4.702 billion and consolidated operating income of approximately $119 million to $129 million. The Company also anticipates reporting Adjusted EBITDA of approximately $293 million to $303 million.

At December 31, 2016, the Company had cash and cash equivalents and Managed Accessibility (as defined in the company’s most recently filed periodic reports on Forms 10-K and 10-Q) under its asset based loan facility totaling $181.1 million.

Cautionary Statement

Although the company has not yet reported the results for fourth quarter and full-year 2016, the preliminary financial and operational information included in this news release reflects management’s estimate of results based on currently available information. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within the Company’s control. Accordingly, you should not place undue reliance upon this preliminary financial and operational information.

Fourth Quarter 2016 Earnings Conference Call

On Monday, February 6, 2017, at 4:30 p.m. ET, company executives will host a conference call with the investment community to discuss fourth quarter 2016 financial results. Fourth quarter earnings will be released the same day, Monday, February 6, 2017, following the close of the market.

The call will be webcast and can be accessed live or as a replay via YRC Worldwide’s website www.yrcw.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA (defined in our credit facilities as Consolidated EBITDA) is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring professional fees, nonrecurring consulting fees, expenses associated with certain lump sum payments to our union employees and gains and losses from permitted dispositions and discontinued operations, among other items, as defined in the company’s credit facilities. EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities and to pay certain executive bonus compensation. However, these financial measures should not be construed as better measurements than net income, as defined by generally accepted accounting principles (GAAP).

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, nonrecurring consulting fees, letter of credit fees, service interest or principal payments on our outstanding debt or fund our lump sum payments to our IBT employees required under the ratified Memorandum of Understanding;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Equity-based compensation is an element of our long-term incentive compensation program, although Adjusted EBITDA excludes certain employee equity-based compensation expense when presenting our ongoing operating performance for a particular period;

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as secondary measures. The company has provided reconciliations of its non-GAAP measures, EBITDA and Adjusted EBITDA, to GAAP net income (loss) and operating income (loss) within the supplemental financial information in this release.

The following table provides a reconciliation of operating income to Adjusted EBITDA for the three months ending December 31, 2016.

Three Months Ended December 31, 2016

	Low	High
(in thousands)
Reconciliation of operating income to Adjusted EBITDA:
Operating income	$10,000	$20,000
Depreciation and amortization	40,000	40,000
Gains on property disposals, net	(3,000)	(3,000)
Letter of credit expense	1,700	1,700
Permitted dispositions and other	1,200	1,200
Equity based compensation expense	1,300	1,300
Other nonoperating, net	1,800	1,800

Adjusted EBITDA	$53,000	$63,000

The following table provides a reconciliation of operating income to Adjusted EBITDA for the twelve months ending December 31, 2016.

Twelve Months Ended December 31, 2016

	Low	High
(in thousands)
Reconciliation of operating income to Adjusted EBITDA:
Operating income	$119,000	$129,000
Depreciation and amortization	160,000	160,000
Gains on property disposals, net	(14,000)	(14,000)
Letter of credit expense	7,700	7,700
Permitted dispositions and other	3,000	3,000
Amortization of ratification bonus	4,600	4,600
Equity based compensation expense	7,300	7,300
Other nonoperating, net	5,400	5,400

Adjusted EBITDA	$293,000	$303,000

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation): our level of indebtedness; our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness, cash interest and lease and pension funding requirements; the impact of restrictive covenants in the documents governing of existing and future indebtedness; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our holding company structure that makes us dependent on the ability of our subsidiaries to distribute funds to us; the uncertainty in the overall economy; business risks, including expense volatility, including (without limitation) volatility due to changes in purchased transportation service or pricing for purchased transportation; competition and competitive pressure on pricing; labor relations; our obligations to multi-employer health, welfare and pension plans; our exposure to self-insurance claims expense and higher insurance costs; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health, as well as state and federal labor laws; the costs of complying with environmental regulations and our exposure to liabilities for violations of such laws; terrorist attack; the impact of claims and litigation to which we are or may become exposed; the success of our management team in continuing with its strategic plan and operational and productivity initiatives; our ability to attract and retain qualified drivers; our dependence on our information technology systems in our network operations and the production of accurate information, as well as the risk of system failure, inadequacy or security breach; risks associated with doing business in foreign countries; our dependence on the services of key employees; inclement weather and seasonality; fuel shortages, changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; volatility in the price of our common stock; the dilutive effects of future issuances of our common stock; our intention not to pay dividends; our ability to issue preferred stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Tony Carreño
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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